Exhibit 99.1
For Release July 5, 2006 3:00 p.m. PST
STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
COMPLETES MERGER WITH LYNNWOOD FINANCIAL GROUP, INC.
July 5, 2006 Spokane, WA — Sterling Financial Corporation (NASDAQ: STSA) today announced the completion of its acquisition of Lynnwood Financial Group, Inc. (“Lynnwood”), the parent company of Golf Savings Bank. The shareholders of Lynnwood approved the transaction at a special meeting held on June 14, 2006.
Under the terms of the Agreement and Plan of Merger by and between Sterling and Lynnwood dated February 12, 2006, Lynnwood merged with and into Sterling, with Sterling being the surviving entity in the merger. Lynnwood’s wholly owned subsidiaries, Golf Savings Bank and Golf Escrow Corporation, have become subsidiaries of Sterling. Sterling is issuing $15,750,000 in cash and 1,800,000 shares of Sterling common stock in exchange for all outstanding Lynnwood shares. Lynnwood founder Charles Ainslie and his wife, Lynette, will receive all of the cash consideration, plus a portion of the shares of Sterling common stock, for the shares of Lynnwood common stock that they own. All other Lynnwood shareholders are to receive 2.2367 shares of Sterling common stock for each Lynnwood share that they own. Cash will be paid in lieu of any fractional shares of Sterling common stock in an amount based on a price of $30.07 per share of Sterling common stock.
Lynnwood shareholders will receive a letter with transmittal instructions to assist in the process of exchanging their Lynnwood share certificates for Sterling share certificates. Sterling anticipates that these documents will be mailed to Lynnwood shareholders in early July.
Sterling Chairman and Chief Executive Officer, Harold B. Gilkey, commented, “We are very pleased to welcome the employees, customers and shareholders of Lynnwood Financial Group, Inc., into our company. This merger is consistent with our growth plans as we continue to strengthen our leadership role in community banking in the West.”
About Sterling Financial Corporation
Sterling Financial Corporation of Spokane, Washington is a bank holding company, the principal operating subsidiary of which is Sterling Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana. Through Sterling Saving Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices throughout the western region. Sterling Savings Bank’s subsidiary, Harbor Financial Services, provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products, through regional representatives throughout Sterling Savings Bank’s branch network. For additional information about Sterling Financial Corporation and the subsidiaries listed above, please visit our web site at: http://www.sterlingfinancialcorporation-spokane.com/
FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Investor Contacts:	Sterling Financial Corporation Daniel G. Byrne EVP, Chief Financial Officer 509-458-3711

Marie Hirsch AVP, Director of Investor Relations 509-354-8165

Media Contacts:	Jennifer Lutz Public Relations Specialist 509-458-2711 Extension 6545
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